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     The following pages contain the Financial Statement Schedules as specified by 12(a) of Part IV of Form 10-K.

                                 EXHIBIT 12(a)

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.

                                                                       YEAR ENDED
                                                   ---------------------------------------------------
                                                     2006       2005       2004       2003      2002
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                                                               (THOUSANDS, EXCEPT RATIOS)
Fixed Charges
  Interest and amortization of debt issuance
    costs on all indebtedness                      $ 36,968   $ 51,703   $  39,783   $40,109   $43,357
  Add interest element implicit in rentals            2,959      3,296       3,443     3,500     3,040
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    Total fixed charges                            $ 39,927   $ 54,999   $  43,226   $43,609   $46,397
(Loss) Income
  (Loss) Income from continuing operations before
    income taxes                                   $(65,805)  $(76,265)  $(131,195)  $10,071   $44,541
  Add fixed charges                                  39,927     54,999      43,226    43,609    46,397
------------------------------------------------------------------------------------------------------
  (Loss) Income from continuing operations before
    fixed charges and income taxes                 $(25,878)  $(21,266)  $ (87,969)  $53,680   $90,938
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Ratio of earnings to fixed charges                    (0.65)     (0.39)      (2.04)     1.23      1.96
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